Exhibit 5(a)

[Letterhead of Deborah A. Amberg]

December 10, 2007

ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by ALLETE, Inc. (the “Company”) on or about the date hereof, with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of an unspecified amount of (a) shares of the Company’s Common Stock, without par value (“Common Stock”), and the Preferred Share Purchase Rights attached thereto (“Rights”) (the Common Stock and the Rights being collectively referred to as the “Shares”) and (b) one or more proposed new series of the Company’s first mortgage bonds (“Bonds”) to be issued under the Company’s Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes, successor), as mortgage trustees (the “Mortgage”).

In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based upon the foregoing, I am of the opinion that:

1.  All action necessary to make the Common Stock validly issued, fully paid and non-assessable and the Rights validly issued and binding obligations of the Company, except as to the Rights as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies generally and general principles of equity,  will have been taken when:

(a)	The Shares are issued and sold in compliance with authority contained in an order or orders of the Minnesota Public Utilities Commission (“MPUC”);

(b)
At a meeting or meetings of the Company’s Board of Directors, or a duly authorized committee thereof, favorable action shall have been taken to approve and authorize the issuance and sale of the Shares and any other action necessary to the consummation of the proposed issuance and sale of the Shares;

(c)	The Common Stock shall have been issued and sold for the consideration contemplated by such resolutions, and as otherwise contemplated by the Registration Statement; and

(d)
The Rights shall have been issued in accordance with the terms of the Amended and Restated Rights Agreement dated as of July 12, 2006 between the Company and the Corporate Secretary of the Company, as Rights Agent.

2.  With respect to those Bonds which are to be issued at any one time (“Offered Bonds”), all action necessary to make the Offered Bonds valid, legal and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting mortgagees’ and other creditors’ rights and remedies generally and general principles of equity, will have been taken when:

(a)	The Offered Bonds are issued and sold in compliance with authority contained in an order or orders of the MPUC;

(b)
At a meeting or meetings of the Company’s Board of Directors, or a duly authorized committee thereof, favorable action shall have been taken to approve and authorize the issuance and sale of the Offered Bonds and any other action necessary to the consummation of the proposed issuance and sale of the Offered Bonds;

(c)
The terms and provisions of the Offered Bonds are approved and established in accordance with the Mortgage and within the authority granted by the then current resolutions of the Board of Directors, or a duly authorized committee thereof; and

(d)	The Offered Bonds shall have been issued and sold in accordance with their respective terms and provisions and as contemplated by the Registration Statement.

I am a member of the Minnesota Bar and this opinion is limited to the laws of the State of Minnesota and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid Brown Raysman & Steiner LLP, New York, New York. As to all matters of Minnesota law, Thelen Reid Brown Raysman & Steiner LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me in the Prospectus included in the Registration Statement under the caption “Legal Opinions.”  In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Deborah A. Amberg

Deborah A. Amberg